                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the Commission Only
[X] Definitive Proxy Statement                 (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule
    14a-11(c) or Rule 14a-12

                       ACTION PERFORMANCE COMPANIES, INC.
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                -------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)    Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


      --------------------------------------------------------------------------
      4)    Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------
      5)    Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)    Amount Previously Paid:

      --------------------------------------------------------------------------
      2)    Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------
      3)    Filing Party:

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      4)    Date Filed:

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
                       ACTION PERFORMANCE COMPANIES, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 30, 2000


         The Annual Meeting of Shareholders of Action Performance Companies, Inc., an Arizona corporation, will be held at 9:00 a.m., on Thursday, March 30, 2000, at The Fiesta Inn, 2100 S. Priest Drive, Tempe, Arizona for the following purposes:

         1. To elect directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

         2. To approve our 2000 Stock Option Plan.

         3. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending September 30, 2000.

         4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

         These items of business are more fully described in the proxy statement accompanying this notice.

         Only shareholders of record at the close of business on February 16, 2000 are entitled to notice of and to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, we urge to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you previously have returned a proxy.

                                   Sincerely,

                                   /s/ Tod J. Wagenhals


Phoenix, Arizona                   Tod J. Wagenhals
February 29, 2000                  Secretary

                       ACTION PERFORMANCE COMPANIES, INC.
                             4707 EAST BASELINE ROAD
                             PHOENIX, ARIZONA 85040


                                 PROXY STATEMENT


                            VOTING AND OTHER MATTERS

GENERAL

         The enclosed proxy is solicited on behalf of Action Performance Companies, Inc., an Arizona corporation, by our Board of Directors for use at our Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, March 30, 2000, or at any adjournment of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Shareholders. The meeting will be held at The Fiesta Inn, 2100 S. Priest Drive, Tempe, Arizona 85282.

         These proxy solicitation materials are being first mailed on or about March 1, 2000, to all shareholders entitled to vote at the meeting.

VOTING SECURITIES AND VOTING RIGHTS

         Shareholders of record at the close of business on February 16, 2000 are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 16,428,356 shares of our common stock, which excludes 517,000 treasury shares. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

         The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, (a) the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors; and (b) the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the approval of our 2000 Stock Option Plan and for the ratification of the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending September 30, 2000.

         Arizona law requires cumulative voting in elections for directors, which means that each shareholder may cast that number of votes that is equal to the number of shares held of record, multiplied by the number of directors to be elected. Each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. The enclosed proxy does not seek discretionary authority to cumulate votes in the election of directors.

         Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

         When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) "for" the election of nominees set forth in this proxy statement, (2) "for" approval of the 2000 Stock Option Plan, and
(3) "for" the ratification of the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending September 30, 2000.

REVOCABILITY OF PROXIES

         Any person giving a proxy may revoke the proxy at any time before its use by

         -     delivering to us written notice of revocation,

         -     delivering to us a duly executed proxy bearing a later date, or

         -     attending the meeting and voting in person.

SOLICITATION

         We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Some of our directors or officers may solicit proxies, personally or by telephone or e-mail, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

         Our 1999 Annual Report to Shareholders, which was mailed to shareholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the "Compensation Committee Report on Executive Compensation" below and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

         WE WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH SHAREHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS AMENDED BY FORM 10-K/A FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999 AS FILED WITH THE SEC. ANY EXHIBITS LISTED IN THE FORM 10-K REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSE INCURRED BY US IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE DIRECTED TO OUR COMPANY'S SECRETARY AT OUR EXECUTIVE OFFICES SET FORTH IN THIS PROXY STATEMENT.

                            ELECTION OF DIRECTORS

NOMINEES

         Our bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. All directors are elected at each annual meeting of our shareholders. Directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified.

         A board of nine directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any such nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

         The following table sets forth certain information regarding the nominees for directors.


     NAME                    AGE               POSITION HELD
     ----                    ---               -------------
Fred W. Wagenhals            58         Chairman of the Board, President, and Chief Executive Officer
Tod J. Wagenhals             35         Executive Vice President, Secretary, and Director
Melodee L. Volosin           35         Executive Vice President - Sales and Marketing and Director
John S. Bickford, Sr.        53         Vice President - Strategic Alliances and Director
Paul G. Lang                 51         Managing Director of MiniChamps and Director
Jack M. Lloyd                50         Director
Robert H. Manschot           56         Director
Edward J. Bauman             75         Director
Herbert M. Baum              63         Director

         Fred W. Wagenhals has served as our Chairman of the Board, President, and Chief Executive Officer since November 1993 and served as our Chairman of the Board and Chief Executive Officer from May 1992 until September 1993 and as President from July 1993 until September 1993.

         Tod J. Wagenhals has served as our Executive Vice President since July 1995, as a director since December 1993, and as Secretary since November 1993. Since December 1998, Mr. Wagenhals has been responsible for the day-to-day operations of our Charlotte and Atlanta operations. Mr. Wagenhals served as a Vice President of our company from September 1993 to July 1995. Mr. Wagenhals served in various marketing capacities with our company from May 1992 until September 1993. Mr. Wagenhals is the son of Fred W. Wagenhals.

         Melodee L. Volosin has served as our Executive Vice President - Sales and Marketing since December 1999 and as a director since January 1997. Ms. Volosin served as our Vice President - Wholesale Division from September 1997 until December 1999. Ms. Volosin served as the Director of our Wholesale Division from May 1992 to September 1997. Ms. Volosin's responsibilities currently include overseeing all of our revenue generated through our various distribution channels.

         John S. Bickford, Sr. has served as our Vice President - Strategic Alliances since July 1997 and as a director of our company since January 1997. Mr. Bickford also served as a consultant to our company from January 1997 to June 1997. From 1976 to the present, Mr. Bickford has served as President of MPD Racing Products, Inc., which manufactures race car parts for distribution through speed shops and high-performance engine shops. Mr. Bickford served as President of Bickford Motorsports, Inc., which provided consulting and special project coordination services to race car drivers, car owners, and other businesses, from 1990 until 1997. Mr. Bickford also published Racing for Kids magazine during 1996 and 1997. Mr. Bickford also served as General Manager of Jeff Gordon, Inc. from 1990 to 1995. Mr. Bickford currently serves as a director of Equipoise Balancing, Inc., a privately held company.

         Paul G. Lang has served as a director of our company since August 1998. Mr. Lang also serves as Managing Director of Paul's Model Art, GmbH, MiniChamps, GmbH, Lang Miniaturen, GmbH, and Spielwaren Danhausen, GmbH (collectively, "MiniChamps"). Mr. Lang co-founded the various MiniChamps entities between 1988 and 1996 and served as Managing Director of each of those companies prior to our acquisition of an 80% ownership interest in MiniChamps in August 1998.

         Jack M. Lloyd has served as a director of our company since July 1995. Mr. Lloyd has served as the President and Chief Executive Officer of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.), a publicly held corporation that owns and franchises Black-eyed Pea restaurants and is the largest franchisee of Denny's restaurants in the United States, since March 1996 and as Chairman of the Board of Phoenix Restaurant Group, Inc. since July 1996. Mr. Lloyd served as the Chairman of the Board and Chief Executive Officer of Denwest Restaurant Corp., the second largest franchisee of Denny's restaurants in the United States, from 1987 until its merger with Phoenix Restaurant Group, Inc. in March 1996. Mr. Lloyd also served as President of Denwest from 1987 until November 1994. Mr. Lloyd currently serves as a director of Star Buffet, Inc., a publicly held company.

         Robert H. Manschot has served as a director of our company since July 1995. Mr. Manschot currently serves as the Managing Director and Chairman of Manschot Investment Group L.L.C., an investment fund that is in the business of identifying and investing in companies that have significant potential for growth; as Chairman of Silicon Entertainment, Inc., which develops entertainment centers that employ interactive virtual-reality technology for simulated stock car racing; as Chairman and Chief Executive Officer of Seceurop Security Services and GeldNet, which are privately held emergency services companies operating in Europe; as Chairman of RHEM International Enterprises, Inc., which engages in business consulting services and venture capital activities; and as Chairman of Motorsports Promotions, Inc. Mr. Manschot served as President and Chief Executive Officer of Rural/Metro Corporation, a publicly held provider of ambulance and fire protection services, from October 1988 until March 1995. Mr. Manschot joined Rural/Metro in October 1987 as Executive Vice President, Chief Operating Officer, and a member of its Board of Directors. Mr. Manschot was with the Hay Group, an international consulting firm, from 1978 until October 1987, serving as Vice President and a partner from 1984, where he led strategic consulting practices in Europe, Asia, and the western United States. Prior to joining the Hay Group, Mr. Manschot spent 10 years with several leading international hotel chains in senior operating positions in Europe, the Middle East, Africa, and the United States. Mr. Manschot currently serves as a director of Phoenix Restaurant Group, Inc., a publicly traded company, and as a director of First Wave, TouchScape Corporation, WAM Interactive UK, Thomas Pride Development, Inc., and Sports Southwest, Inc., all of which are privately held companies.

         Edward J. Bauman has served as a director of our company since February 1998. Mr. Bauman currently serves as Chairman of the Board of Anderson Bauman Tourtellot Vos & Co., a turnaround management consulting firm. Mr. Bauman is the former owner and director of Richmond International Raceway. Mr. Bauman also served as Chairman of Draper Corporation, a textile machinery company, from 1987 until 1995 and as the Senior Advisor of Mergers & Acquisitions for Bankers Trust, New York from 1987 until 1992. Mr. Bauman served in various capacities with Blue Bell, Inc., the manufacturer of Wranglers, Jantzen, and other apparel from 1950 until 1987, most recently as Chairman, President, and Chief Executive Officer. Mr. Bauman currently serves as a director of Elk River Development Corp. and First Union Corporation, both of which are publicly traded companies, and Jay Garment Company, Precision Fabrics Group, Inc., and American Emergency Vehicles, all of which are privately held companies.

         Herbert M. Baum has served as a director of our company since February 1, 2000. Mr. Baum has served as the President, Chief Operating Officer, and a director of Hasbro, Inc., a multi-billion dollar designer and manufacturer of toys, games, and interactive software, since January 1999. Mr. Baum served as Chairman of the Board and Chief Executive Officer of Quaker State Corporation from 1993 until December 1998. From 1978 to 1993, Mr. Baum served in a variety of positions for Campbell Soup Company, including Executive Vice President of Campbell Soup Company and President of Campbell North and South America. Mr. Baum currently serves as a director of The Dial Corporation, Fleming Companies, Midas, Inc., Meredith Corporation, and Whitman Corporation, all of which are publicly traded companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors held eight meetings during the fiscal year ended September 30, 1999. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1999, and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served during fiscal 1999, with the exception of Paul G. Lang, who was unable to attend at least 75% of our board meetings due to scheduling difficulties.

         Our bylaws authorize the Board of Directors to appoint among its members one or more committees consisting of one or more directors. The Audit Committee, which consists of Jack M. Lloyd and Robert H. Manschot, non-employee directors of our company, reviews the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and discusses with the auditors any other audit-related matters that may arise during the year. The Compensation Committee, which consists of Jack M. Lloyd, Robert H. Manschot, and Edward J. Bauman, reviews and acts on matters relating to compensation levels and benefit plans for key executives of our company. The Senior Committee, which consists of Jack M. Lloyd, Robert H. Manschot, and Edward J. Bauman administers the discretionary program of our 1993 Stock Option Plan with respect to grants of stock options and awards to officers of our company, directors who are employees of our company, and persons who own more than 10% of our company's issued and outstanding common stock. Messrs. Lloyd, Manschot, and Bauman also serve on the committee that administers our 1999 Employee Stock Purchase Plan. Fred W. Wagenhals administers our 1993 Stock Option Plan and our 1998 Stock Option Plan with respect to employees who are not directors or officers of our company.

DIRECTOR COMPENSATION AND OTHER INFORMATION

         Employees of our company do not receive compensation for serving as members of our Board of Directors. Non-employee directors receive $2,500 for each meeting attended in person. All directors are reimbursed for their expenses in attending meetings of the Board of Directors. In prior years, our non-employee directors have received automatic option grants under the 1993 Stock Option Plan. Our Board of Directors has terminated the automatic program under the 1993 Plan, subject to shareholder approval of the 2000 Stock Option Plan. Upon shareholder approval of the 2000 Plan, directors who are not employees of our company will be eligible to receive automatic grants of stock options pursuant to that plan. See "Executive Compensation - 1993 Stock Option Plan" and "Proposal to Approve the 2000 Stock Option Plan."

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation for the fiscal years ended September 30, 1997, 1998, and 1999 earned by our Chief Executive Officer and by our other executive officers whose cash salary and bonus exceeded $100,000 during fiscal 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                      ------------
                                                                                       SECURITIES       ALL OTHER
                                                                                       UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)(1)      BONUS($)      OPTIONS(#)(2)       ($)(3)
---------------------------                  ----     ------------      --------      -------------    ------------
Fred W. Wagenhals                            1999     $   591,731     $   250,000        50,000           $   3,200
     Chairman of the Board, President,       1998         459,616         100,000        60,000(4)            3,200
     and Chief Executive Officer             1997         276,923          50,000        16,000               1,952

Tod J. Wagenhals                             1999     $   182,873     $    70,000            --           $   2,875
     Executive Vice President, Secretary,    1998         160,962          40,000        40,000(5)            3,200
     and Director                            1997         112,500          21,000        15,000               2,673

Christopher S. Besing(6)                     1999     $   220,373     $    60,000        20,000           $   3,988
     Vice President, Chief Financial         1998         160,962          40,000        40,000(5)            3,200
     Officer, Treasurer, and Director        1997         113,462          21,000        15,000               2,535

David A. Husband(7)                          1999     $   123,846     $    15,000        10,000           $      --
     Vice President - Finance and            1998          38,462              --        20,000                  --
     Accounting and Chief Accounting
     Officer

------------------

(1) Messrs. Wagenhals, Wagenhals, Besing, and Husband also received certain perquisites, the value of which did not exceed 10% of their salary and bonus during fiscal 1999.
(2) The exercise price of all stock options granted were equal to the fair market value of our common stock on the date of grant.
(3) Amounts shown for fiscal 1999 represent matching contributions we made to our 401(k) Plan.
(4)  Includes 30,000 options that were cancelled and reissued in June 1998.
(5)  Includes 20,000 options that were cancelled and reissued in June 1998.
(6) Mr. Besing resigned as an officer and director effective as of December 6, 1999.

(7) Mr. Husband served as our Vice President - Finance and Accounting and Chief Accounting Officer from May 1998 until December 16, 1999. Mr. Husband became our Executive Vice President - Finance and Accounting and Chief Financial Officer on December 16, 1999.

OPTION GRANTS

         The following table provides information on stock options granted to our named executive officers during the fiscal year ended September 30, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                             ----------------------------------------------------------------     POTENTIAL REALIZABLE
                                 NUMBER OF        % OF TOTAL                                     VALUE AT ASSUMED ANNUAL
                                SECURITIES         OPTIONS                                        RATES OF STOCK PRICE
                                UNDERLYING        GRANTED TO                                          APPRECIATION
                                 OPTIONS         EMPLOYEES IN      EXERCISE      EXPIRATION         FOR OPTION TERM(2)
NAME                          GRANTED (#)(1)     FISCAL YEAR     PRICE ($/SH)       DATE             5%          10%
----                          --------------     -----------     ------------       ----             --          ---

Fred W. Wagenhals........         50,000            13.0%           $26.38        11/20/04        $448,501    $1,017,496
Tod J. Wagenhals.........             --              --             --                 --              --            --
Christopher S. Besing(3).         20,000             5.2%           $26.38        11/20/04        $179,400    $  406,998
David A. Husband.........         10,000             2.6%           $26.38        11/20/04        $ 89,700    $  203,499

------------------

(1) The options were granted at the fair value of the shares on the date of grant and have six-year terms. One-third of the options vest and become exercisable on each of the first, second, and third anniversaries of the date of grant.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.
(3) Mr. Besing resigned as an officer and director effective as of December 6, 1999.

FISCAL 1999 OPTION EXERCISES AND YEAR-END OPTION VALUES

         The following table provides information on options exercised in the last fiscal year by our named executive officers, and the value of each such officer's unexercised options at September 30, 1999.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                     OPTION VALUES AS OF SEPTEMBER 30, 1999

                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED              IN-THE MONEY OPTIONS
                               SHARES                      OPTIONS AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                             ACQUIRED ON       VALUE       -----------------------------     ---------------------------
NAME                        EXERCISE (#)    REALIZED ($)   EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                        ------------    ------------   -----------     -------------     -----------   -------------
Fred W. Wagenhals........        --              --            110,666          75,334      $  1,553,790   $    10,335
Tod J. Wagenhals(2)......      40,000        $1,250,000         50,474          15,257      $    629,947   $     6,865
Christopher S. Besing(3).        --              --             36,665          38,335      $    224,375   $     7,813
David A. Husband.........        --              --              6,666          23,334                --   $        --

------------------
(1) Calculated based upon the closing price of our common stock as reported on the Nasdaq National Market on September 30, 1999 of $21.06 per share. The exercise prices of certain of the options held by our executive officers on September 30, 1999 were greater than $21.06 per share.

(2) In connection with the dissolution of his marriage, Mr. Wagenhals transferred options to acquire 88,669 shares of common stock to his former spouse.
(3) Mr. Besing resigned as an officer and director effective as of December 6, 1999.

RECENT GRANTS OF STOCK OPTIONS

         On January 27, 2000, our Board of Directors granted options to acquire 20,000, 5,000, 30,000, 10,000 and 5,000 shares of common stock at an exercise price of $9.56 per share to Fred W. Wagenhals, Tod J. Wagenhals, David A. Husband, Melodee L. Volosin, and John S. Bickford, Sr., respectively.

EMPLOYMENT AGREEMENTS

         In connection with the acquisition of MiniChamps, in August 1998 our company, Paul G. Lang, and Mr. Lang's spouse entered into an Operating Agreement with respect to the management and operations of the MiniChamps entities. We and Mr. Lang also amended the terms of the then-existing Managing Director's Contract between Mr. Lang and Paul's Model Art GmbH. Under the Operating Agreement and the Managing Director's Contract, as amended (the "Service Agreement"), Mr. Lang serves as a Managing Director of our operations in the European Community at a base salary of approximately $245,000 per annum, plus reimbursement for certain costs that Mr. Lang may be obligated to pay under German law. Mr. Lang also will be eligible to receive an annual bonus of 10% of the pre-tax profits of the MiniChamps entities, not to exceed approximately $55,000 per annum. Pursuant to the Service Agreement, in August 1998 we also granted Mr. Lang options to acquire 10,000 shares of common stock at an exercise price of $25.00 per share. The terms of the Service Agreement require us to reimburse Mr. Lang for expenses incurred on business trips and to provide Mr. Lang with an automobile. The Service Agreement contains provisions that prohibit Mr. Lang from (a) competing with the business of our company, (b) taking certain actions intended to hire other employees away from their employment with our company, and (c) making unauthorized use or disclosure of our confidential information. The Service Agreement expires in August 2002, subject to automatic extension for the same length of time as any extension of the Operating Agreement.

         We have no written employment contracts with any of our other executive officers or directors. We offer our employees, including officers, medical and life insurance benefits. Our executive officers and other key personnel are eligible to receive profit sharing distributions and discretionary bonuses, and are eligible to receive stock options under our stock options plans.

401(k) PROFIT SHARING PLAN

         In October 1994, we established a defined contribution plan that qualifies as a cash or deferred profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the 401(k) plan, participating employees may defer from 1% to 15% of their pre-tax compensation, subject to the maximum allowed under the Internal Revenue Code. We will contribute $.50 for each dollar contributed by the employee, up to a maximum contribution of 2% of the employee's defined compensation. In addition, the 401(k) plan provides that we may make an employer profit sharing contribution in such amounts as may be determined by our Board of Directors.

2000 STOCK OPTION PLAN

         On January 27, 2000, our Board of Directors adopted the 2000 Stock Option Plan, subject to shareholder approval at the meeting. See "Proposal to Approve the 2000 Stock Option Plan."

1993 STOCK OPTION PLAN

         Our 1993 Stock Option Plan, as amended, provides for the granting of options to acquire common stock as well as stock-based awards, as described below. A total of 2,750,000 shares of common stock may be issued under the 1993 Plan. As of February 16, 2000, we have issued an aggregate of 2,049,754 shares of common stock upon exercise of options granted pursuant to the 1993 Plan. As of February 16, 2000, there were outstanding options to acquire 679,027 shares of common stock at exercise prices ranging from $2.50 to $36.81 per share, of which 320,695 options were at exercise prices ranging from $2.50 to $18.00 per share and 358,332 options were at exercise prices greater than $18.00 per share. As of February 16, 2000, an additional 21,219 shares remained available for grant under the 1993 Plan. The 1993 Plan will remain in effect until September 24, 2001.

         Options and awards may be granted only to persons who at the time of grant are either (a) key personnel, including officers and directors of our company or our subsidiaries, or (b) consultants and independent contractors who provide valuable services to our company or to our subsidiaries. Options that are incentive stock options may only be granted to employees of our company or our subsidiaries. To the extent that granted options are incentive stock options, the terms and conditions of those options must be consistent with the qualification requirements set forth in the Internal Revenue Code. No employee of our company may receive grants of options or awards representing more than 50% of the shares of common stock issuable under the 1993 Plan.

         The exercise prices, expiration dates, maximum number of shares purchasable, and the other provisions of the options will be established at the time of grant. The exercise prices of options that are not incentive stock options may not be less than 85% of the fair market value of the common stock at the time of the grant, and the exercise prices of incentive stock options may not be less than 100% (110% if the option is granted to a shareholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company) of the fair market value of the common stock at the time of the grant. Options may be granted for terms of up to ten years and become exercisable in whole or in one or more installments at such time as may be determined upon a grant of the options. To exercise an option, the optionholder will be required to deliver to us full payment of the exercise price of the shares as to which the option is being exercised.

         The 1993 Plan included an automatic program that provided for the automatic grant of stock options to non-employee directors of our company. Under the automatic program, each newly elected non-employee member of the Board of Directors automatically received options to acquire 10,000 shares of common stock on the date of his or her first appointment or election to the Board of Directors. In addition, options to acquire 8,000 shares of common stock were automatically granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of shareholders. Because there are no longer sufficient shares remaining available to permit additional grants under the automatic program of the 1993 Plan, the Board of Directors terminated the automatic program of the 1993 Plan, subject to shareholder approval of the 2000 Stock Option Plan. See "Proposal to Approve the 2000 Stock Option Plan."

         We also may grant awards to eligible persons under the 1993 Plan. Stock appreciation rights, or SARs, entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price stated in the award agreement to the market value of the common stock on the date the SAR is first exercised or surrendered. Stock awards enable us to make direct grants of common stock to recipients. Cash awards entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of our common stock or other securities of our company.

1998 NON-QUALIFIED STOCK OPTION PLAN

         Under the our 1998 Non-Qualified Stock Option Plan, the Board of Directors may from time to time grant to key employees of our company, other than directors or executive officers, non-statutory options to purchase shares of our common stock. The exercise price, term, vesting conditions, and other terms for all options granted under the 1998 Plan will be determined at the time of grant by the Board of Directors or a board committee appointed to administer the 1998 Plan. A total of 500,000 shares of common stock may be issued pursuant to the 1998 Plan. As of February 16, 2000, we have issued an aggregate of 37,833 shares of common stock upon exercise of options granted pursuant to the 1988 Plan. As of February 16, 2000, there were outstanding options to acquire 221,832 shares of common stock at exercise prices ranging from $23.00 to $36.38 per share, and an additional 240,335 shares remained available for grant under the 1998 Plan. The 1998 Plan expires in 2008.

EMPLOYEE STOCK PURCHASE PLAN

         During 1999 our Board of Directors adopted and our shareholders approved our 1999 Employee Stock Purchase Plan, or ESPP. The ESPP is intended to provide an opportunity for our employees to acquire a proprietary interest in our company by purchasing shares of our common stock through voluntary payroll deductions. Under the ESPP, eligible employees may purchase shares of our common stock at a purchase price per share equal to the lower of (a) 85% of the closing price of our common stock on the offering commencement date, or (b) 85% of the closing price of our common stock on the offering termination date. The purchase price is to be paid through periodic payroll deductions not to exceed 15% of the participant's earnings during each six-month offering period. An employee may not participate in the ESPP if the purchase would cause him or her to own 5% or more of our company's combined voting power or value of our common stock. Also, no participant may purchase more than $25,000 worth of common stock annually.

         The ESPP provides for successive six-month offering periods. The first offering period began on August 1, 1999 and ended on January 31, 2000. Thereafter, in each of the nine years beginning on February 1, 2000 and ending on January 31, 2009, there will be two six-month offerings commencing on February 1 and August 1 of each year and ending on the following July 31 or January 31, respectively.

         We have reserved 200,000 shares of our common stock for issuance under the ESPP. That number will automatically increase on the first day of each fiscal year beginning with the fiscal year beginning on October 1, 2001. The annual increase will be equal to the lesser of (a) 200,000 shares or (b) 1% of our outstanding shares on the last day of our prior fiscal year. Our Board of Directors may reduce the number of shares to be automatically added if the directors determine that the automatic increase will be too large relative to the anticipated number of share purchases under the ESPP. Under this formula, a maximum of 1,800,000 shares of common stock may be issued under the ESPP. As of February 16, 2000, we have sold an aggregate of 8,250 shares of common stock under the ESPP.

         The purchase right of a participant will terminate automatically in the event the participant ceases to be an employee of our company or one of our subsidiaries, and any payroll deductions collected from such individual during the six-month period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deductions may be applied to the purchase of the common stock on the next purchase date.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS

         Our Amended and Restated Articles of Incorporation eliminate the personal liability of any director of our company to us or our shareholders for money damages for any action taken or failure to take any action as a director of our company, to the fullest extent allowed by the Arizona Business Corporation Act. Under the Business Corporation Act, directors of our company will be liable to our company or our shareholders only for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on our company or our shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. The effect of these provisions in the Restated Articles is to eliminate the rights of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover money damages from a director for all actions or omissions as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through (d) above. These provisions do not limit or eliminate the rights of our company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         Our Restated Articles require us to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of our company, to the fullest extent allowed by the Business Corporation Act. This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Business Corporation Act, subject to the requirements of the Business Corporation Act. In addition, we, in our sole discretion, may indemnify and advance expenses, to the fullest extent allowed by the Business Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of our company, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case we are required to indemnify such persons to the fullest extent required by the Business Corporation Act.

                              CERTAIN TRANSACTIONS

         We own a building in Tempe, Arizona, containing approximately 46,000 square feet, which we utilized for our corporate, administrative, sales offices, and warehouse facilities prior to September 1997. Prior to March 1998, Fred W. Wagenhals, our Chairman of the Board, President, and Chief Executive Officer, owned a one-third interest in F.W. Investments, a partnership that owned this facility. In March 1998, Mr. Wagenhals became the sole owner of this facility. We paid Mr. Wagenhals rent of approximately $120,000 for the fiscal year ended September 30, 1999. During fiscal 1998, we made a refundable deposit of $900,000 to Mr. Wagenhals towards the purchase of this facility. During fiscal 1999, we paid the remaining balance of $1.2 million as final payment and purchase of the facility.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         Our board of directors has appointed a Compensation Committee, consisting of non-employee members of the Board of Directors, which makes decisions on the compensation of our executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our company's values and is aligned with our company's business strategy and goals.

         Our compensation program for executive officers consists primarily of base salary, annual discretionary bonuses, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees.

         Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on our financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building shareholder value. Stock option grants are intended to result in minimal or no rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our shareholders in general benefit from stock price appreciation.

         We follow a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors, as discussed below, receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the fiscal year ended September 30, 1999, the Compensation Committee took into account, among other things, our financial results, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in similar industries.

BASE SALARY

         Base salaries for executive positions are established relative to our financial performance and comparable positions in similarly sized companies. From time to time, we may use competitive surveys and outside consultants to help determine the relevant competitive pay levels. We target base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account individual experience and performance, salary levels relative to other positions within our company, and specific needs particular to our company.

         The Compensation Committee reviews salaries recommended by our Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers our overall performance and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives other than the Chief Executive Officer are made by the Compensation Committee in conjunction with the Chief Executive Officer. The Compensation Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective, with no particular weight assigned to any one factor. After reviewing the Chief Executive Officer's recommendations, the Compensation Committee approved base salary increases for our executive officers during fiscal 1999 as a result of the growing size and complexity of our company's business operations and increased personal responsibilities of our executive officers as our business has expanded.

ANNUAL DISCRETIONARY BONUSES

         Annual discretionary bonuses are based on our financial performance and the efforts of our executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. The Compensation Committee reviews discretionary bonuses recommend by the Chief Executive Officer for executives officers other than the Chief Executive Officer. In formulating these recommendations, the

Chief Executive Officer takes into consideration our achievement of sales, net income, and other performance criteria as well as individual responsibility, performance, and compensation levels. The Compensation Committee reviews these recommendations with the Chief Executive Officer and makes final adjustments to the discretionary bonus amounts. The Compensation Committee's evaluation of the factors described above is subjective, with no particular weight being assigned to any one factor. During the first and second quarters of fiscal 1999, we paid incentive bonuses to our executive officers for their performance during fiscal 1998.

STOCK OPTION GRANTS

         We strongly believe in utilizing grants of stock options to tie executive rewards directly to our long-term success and increases in shareholder value. Stock option grants also will enable our executives to develop and maintain a significant ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. During fiscal 1999, we granted options to acquire an aggregate of 419,500 shares of common stock to certain key employees of our company. These option grants included options to acquire 50,000, 20,000, and 10,000 shares of common stock at an exercise price of $26.38 per share to Fred W. Wagenhals, Christopher S. Besing, and David A. Husband, respectively.

OTHER BENEFITS

         Executive officers are eligible to participate in benefit programs designed for all full-time employees of our company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee considers the same factors as outlined above with respect to our other executive officers in evaluating the base salary, incentive bonus, and other compensation of Fred W. Wagenhals, our Chairman of the Board, President, and Chief Executive Officer. The Compensation Committee's evaluation of Mr. Wagenhals' base salary and incentive bonus is subjective, with no particular weight assigned to any one factor. During fiscal 1999, we increased Mr. Wagenhals, base salary from $500,000 to 600,000 per annum as a result of the significant increases in our sales, net income, and other criteria. In addition, during the second quarter of fiscal 1999, we paid a bonus of $250,000 to Mr. Wagenhals for his performance during fiscal 1998.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We believe that our compensation arrangements with our executive officers will not exceed the limits on deductibility during the current fiscal year.

         This report has been furnished by the members of the Compensation Committee of the Board of Directors of Action Performance Companies, Inc.

                  Robert H. Manschot, Chairman
                  Jack M. Lloyd
                  Edward J. Bauman

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended September 30, 1999, our Compensation Committee consisted of Jack M. Lloyd, Robert H. Manschot, and Edward J. Bauman. Neither of such individuals had any contractual or other relationships with our company during such fiscal year except as directors.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms that we received during the fiscal year ended September 30, 1999 and written representations that no other reports were required, we believe that each person who at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year except that (a) John S. Bickford, Sr. filed a late report on Form 4 covering six transactions; (b) Jack M. Lloyd filed a late report on Form 4 covering one transaction; (c) Gregory W. Penske, a former director, filed a late report on Form 3 with respect to his ownership of our securities as of the date he became a director of our company; and (d) Tod J. Wagenhals filed a late report on Form 4 covering two transactions and timely filed a report on Form 5 covering one transaction that was required to have been reported earlier on Form 4.

                                PERFORMANCE GRAPH

         The following line graph compares cumulative total shareholder returns for (a) our common stock; (b) the Standard & Poor's SmallCap 600 Index; and (c) the Russell 2000 Index. At this time, we do not believe we can reasonably identify an industry peer group. We have instead selected the Russell 2000, which includes companies with similar market capitalizations to ours, as a comparative index for purposes of complying with certain requirements of the SEC.

         The graph assumes an investment of $100 in each of our common stock, the SmallCap 600, and the Russell 2000 of $100 on September 30, 1994. The graph covers the period from October 1, 1994 through the fiscal year ended September 30, 1999. The calculation of cumulative shareholder return for the SmallCap 600 and the Russell 2000 includes reinvestment of dividends. The calculation of cumulative shareholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.





                                                              CUMULATIVE TOTAL RETURN
                                        -----------------------------------------------------------------
                                         9/94       9/95       9/96        9/97        9/98         9/99
ACTION PERFORMANCE COMPANIES, INC. ..   100.00     331.64     502.34      1,136.36    1,053.45     821.79
S & P SMALLCAP 600 ..................   100.00     126.18     145.50        199.29      168.71     198.29
RUSSELL 2000 ........................   100.00     121.65     138.05        196.93      171.74     181.74

            SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS,
                                  AND OFFICERS

         The following table sets forth certain information regarding the shares of our outstanding common stock beneficially owned as of February 16, 2000 by
(a) each of the our directors and executive officers, (b) all directors and executive officers as a group, and (c) each other person who is known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

                                                      NUMBER OF SHARES                      APPROXIMATE
NAME AND ADDRESS OF                                     AND NATURE OF                      PERCENTAGE OF
BENEFICIAL OWNER(1)                                BENEFICIAL OWNERSHIP(2)             OUTSTANDING SHARES(2)
-------------------                                -----------------------             ---------------------
DIRECTORS AND EXECUTIVE OFFICERS
Fred W. Wagenhals...........................            2,046,266 (3)                          12.4%
Tod J. Wagenhals............................               57,973 (4)                              *
David A. Husband............................               12,499 (5)                              *
Melodee L. Volosin..........................               24,558 (6)                              *
John S. Bickford, Sr........................               45,650 (7)                              *
Paul G. Lang................................               27,833 (8)                              *
Jack M. Lloyd...............................               32,000 (9)                              *
Robert H. Manschot..........................               29,000 (10)                             *
Edward J. Bauman............................               20,000 (11)                             *
Herbert M. Baum.............................               10,000 (12)                             *
All directors and executive officers
   as a group (ten persons).................            2,305,779                              13.8%

NON-MANAGEMENT 5% SHAREHOLDERS
Lisa K. Wagenhals...........................            1,913,600 (13)                         11.6%

-------------------
* Less than 1% of outstanding shares of common stock

(1) Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him or her, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each person may be reached at 4707 East Baseline Road, Phoenix, Arizona 85040.
(2) The percentages shown are calculated based upon 16,428,356 shares of common stock outstanding on February 16, 2000, which excludes 517,000 treasury shares. The numbers and percentages shown include the shares of common stock actually owned as of February 16, 2000 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of February 16, 2000 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3) Represents 1,913,600 shares of common stock and vested options to acquire 132,666 shares of common stock. Mr. Wagenhals shares voting and dispositive power with his spouse with respect to the 1,913,600 shares of common stock. See footnote 12.
(4) Represents 3,956 shares of common stock and vested options to acquire 54,017 shares of common stock.
(5) Represents 2,500 shares of common stock and vested options to acquire 9,999 shares of common stock.
(6) Represents 2,500 shares of common stock and vested options to acquire 22,058 shares of common stock.
(7) Represents 12,318 shares of common stock and vested options to acquire 33,332 shares of common stock.
(8) Represents 24,500 shares of common stock and vested options to acquire 3,333 shares of common stock.
(9)  Represents vested options to acquire 32,000 shares of common stock.
(10) Represents 5,000 shares of common stock and vested options to acquire 24,000 shares of common stock.
(11) Represents 2,000 shares of common stock and vested options to acquire 18,000 shares of common stock.
(12) Represents vested options to acquire 10,000 shares of common stock.

(13) Represents 1,913,600 shares of common stock over which Ms. Wagenhals shares voting and dispositive power with Fred W. Wagenhals. See footnote 3.


                             PROPOSAL TO APPROVE THE
                             2000 STOCK OPTION PLAN

         On January 27, 2000, our Board of Directors approved our 2000 Stock Option Plan, or 2000 Plan, subject to approval by our shareholders at the meeting. The full text of the 2000 Plan is included as "Appendix A" to this proxy statement.

         By January 27, 2000, we had an aggregate of only 21,219 shares of common stock remaining available for issuance under the 1993 Plan, under which we may grant options and other awards to directors and executive officers as well as other employees and independent contractors. On that date, we also had an aggregate of 258,668 shares of common stock available for grant under the 1998 Plan, which permits grants of options only to employees who are not directors or executive officers of our company. In addition, our Board of Directors recognized that of the 890,859 options then outstanding under our 1993 Plan and 1998 Plan, 580,164 options were at exercise prices of $18.00 or more, which is significantly greater than the market price for our common stock in recent months. At that time, the Board of Directors considered the likelihood that we will be required to grant stock options awards in the future in order to attract, retain, and motivate key employees, directors, and independent contractors to provide services to our company. In doing so, our directors took into account the competitive business environment in which we operate and the increasing importance that employees and potential employees, directors and potential directors, and other individuals who may provide valuable services to our company now attribute to compensation in the form of stock option grants.

         Accordingly, our Board of Directors adopted the 2000 Plan, which is intended to attract, retain, and motivate directors, employees, and independent contractors who provide valuable services to our company by providing them with the opportunity to acquire a proprietary interest in our company and to link their interest and efforts to the long-term interests of our company's shareholders. The Board of Directors believes that it is in the best interests of our company to adopt the 2000 Plan. Accordingly, the Board of Directors recommends a vote "FOR" the proposal to approve the 2000 Plan.

GENERAL TERMS OF THE 2000 PLAN; SHARES AVAILABLE FOR ISSUANCE

         The 2000 Plan provides for the granting of awards in the form of incentive stock options or nonqualified stock options to employees, directors, and independent contractors who provide valuable services to our company. The 2000 Plan authorizes the issuance of a number of shares equal to 7% of the outstanding shares of common stock on the date that our shareholders approve the 2000 Plan. If the number of shares of common stock increases in the future, the number of shares authorized for issuance under the 2000 Plan will automatically increase by 7% of such increases. The maximum number of shares that may be issued under the 2000 Plan will be 2,000,000 shares of common stock. The maximum number of shares covered by awards granted to any individual in any year may not exceed 25% of the total number of shares that may be issued under the 2000 Plan. If any award is forfeited, terminated, canceled, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for the purposes of the 2000 Plan. If any change is made in the stock subject to the 2000 Plan, or subject to any award granted under the 2000 Plan (through consolidation, spin-off, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, or otherwise), the 2000 Plan provides that appropriate adjustments will be made as to the aggregate number and type of shares available for awards, the maximum number and type of shares that may be subject to awards to any individual, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for outstanding stock options.

         The 2000 Plan provides that it is not intended to be the exclusive means by which we may issue options to acquire our common stock or any other type of award. To the extent permitted by applicable law and the rules and regulations of the Nasdaq National Market, we may issue any other options, warrants, or awards other than pursuant to the 2000 Plan without shareholder approval.

ELIGIBILITY AND ADMINISTRATION

         Employees of the Company, non-employee directors, proposed directors, proposed employees, and independent contractors will be eligible to receive options under the 2000 Plan. Options that are incentive stock options may be granted only to employees of the Company. Directors who are not employees will be eligible to receive options only under the automatic grant program of the 2000 Plan.

         The Board of Directors will administer the 2000 Plan. The Board, in its sole discretion, may delegate all or any portion of its authority and duties under the 2000 Plan to one or more committees appointed by the Board under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the 2000 Plan is referred to as the "Plan Administrator." The Plan Administrator will have the authority, in its discretion, to determine all matters relating to awards, including the selection of the individuals to be granted awards, the type of awards, the number of shares of common stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations, if any, of an award.

GRANT AND EXERCISE OF DISCRETIONARY OPTIONS

         Options granted under the 2000 Plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the 2000 Plan will be established at the time of grant. The Plan Administrator will set the term of each option, but no options may be granted for terms of greater than 10 years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the Plan Administrator. Any unvested options will automatically vest and become exercisable upon a "Change of Control" of our company, as defined in the 2000 Plan.

         The exercise prices of options will be determined by the Plan Administrator, the exercise price of all options granted under the 2000 Plan may not be less than 100% of the fair market value of the common stock at the time of the grant (110% of the fair market value if the option intended to be an incentive stock options granted to a shareholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company or of its subsidiaries). On February 16, 2000, the closing price of our common stock on the Nasdaq National Market was $8.50 per share.

NO REPRICINGS WITHOUT SHAREHOLDER APPROVAL

         We may not cancel any options granted under the 2000 Plan and issue, in place of the cancelled options, new options with a lower exercise price (a "repricing") unless the repricing is approved by our shareholders within 12 months of the date of repricing.

TRANSFERABILITY OF OPTIONS; TERMINATION OF EMPLOYMENT OR SERVICES TO THE COMPANY

         Except as otherwise allowed by the Plan Administrator, options granted under the 2000 Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the holder and, during the lifetime of the holder, are exercisable only by such holder. Incentive stock options will not be exercisable for more than (a) up to three months after termination of the holder's employment for reasons other than death or disability, or (b) up to one year after termination due to death or disability. The Plan Administrator will determine the terms and conditions under which nonqualified options may be exercised following the termination of the holder's relationship with our company. If the Plan Administrator does not specify a different time period, nonqualified options will remain exercisable for the same periods of time after termination of the holder's relationship with our company as incentive stock options.

AUTOMATIC GRANT PROGRAM

         The 2000 Plan includes an automatic grant program that automatically grants options to our non-employee directors. Under the automatic grant program, each non-employee serving on our Board of Directors on the date that the 2000 Plan is approved by our shareholders will receive an option to acquire 8,000 shares of our common stock on that date. Each subsequent newly elected non-employee member of the Board of Directors will receive an option to acquire 10,000 shares of common stock on the date of his or her first appointment or election to the board of directors. In addition, an option to acquire 8,000 shares of common stock will be granted to each non-employee director at the meeting of the board of directors held immediately after each annual meeting of shareholders in subsequent years. A non-employee member of the board of directors will not be eligible to receive this annual grant if the grant date of such annual grant would be within 90 days of the date on which the non-employee member received his or her initial grant. Each initial grant will vest and become exercisable immediately on the date of grant.

         The exercise price per share of common stock subject to automatic options granted under the 2000 Plan will be equal to 100% of the fair market value of our common stock on the date such option is granted. Each automatic option will expire on the tenth anniversary of the date of grant. In the event the non-employee director ceases to serve as a member of the board of directors, the option holder may exercise the automatic options until the earlier of (1) 90 days after the cessation of service, or (2) the expiration of the term of the automatic option. If the non-employee director dies while serving as a director or within 90 days after ceasing to serve as a director, the option holder's estate or the persons to whom the automatic options are transferred under the option holder's will or the laws of descent and distribution may exercise the automatic options until the earlier of (a) one year after the cessation of service, or (b) the expiration of the term of the automatic option.

         Because there are no longer sufficient shares remaining available to permit additional grants under the automatic program of the 1993 Plan, the Board of Directors terminated the automatic program of the 1993 Plan, subject to shareholder approval of the 2000 Plan.

DURATION AND MODIFICATION

         The 2000 Plan will remain in force until January 27, 2010, unless sooner terminated by the Board of Directors. After the 2000 Plan is terminated, no future awards may be granted, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions. The Board of Directors may amend, make additions to, suspend or terminate the 2000 Plan at any time, except that that the Board of Directors may not amend the 2000 Plan without the approval of our shareholders if such amendments would

         - increase the aggregate number of shares of common stock that are subject to the 2000 Plan;

         -     reduce the exercise price at which we may grant options;

         -     extend the term of the 2000 Plan;

         - enlarge the class of persons eligible to receive awards under the 2000 Plan; or

         - materially increase the benefits accruing to participants under the 2000 Plan.

The Board of Directors also may not amend the 2000 Plan without shareholder approval if such approval is required by Section 422 of the Internal Revenue Code, which deals with incentive stock options, or Section 162(m) of the Internal Revenue Code, which deals with performance-based executive compensation.

         Despite the foregoing, the Board of Directors, in its sole discretion, may bifurcate the 2000 Plan so as to restrict, limit, or condition the use of any provision of the 2000 Plan to participants who are officers, directors or shareholders subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the 2000 Plan with respect to other participants.

FEDERAL INCOME TAX CONSEQUENCES

         Certain options granted under the 2000 Plan will be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her or when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the exercise price, however, generally will be treated as an item of preference in computing the alternate minimum taxable income of the option holder. If an option holder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year of the date the shares were transferred to the option holder upon exercise, any gain realized upon disposition will be taxable to the option holder as a capital gain. If the option holder does not satisfy the applicable holding periods, however, the difference between the exercise price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the option holder disposes of the shares before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the exercise price paid. We will be entitled to a tax deduction only to the extent the option holder has ordinary income upon the sale or other disposition of the shares received when the option was exercised.

         Certain other options issued under the 2000 Plan may be nonqualified options. The income tax consequences of nonqualified options will be governed by
Section 83 of the Internal Revenue Code. Under Section 83, the excess of the fair market value of the shares of our common stock acquired pursuant to the exercise of any nonqualified option or the grant of other awards over the amount paid for such stock must be included in the gross income of the holder in the first taxable year in which the common stock acquired by the holder is not subject to a substantial risk of forfeiture. In calculating the excess value, fair market value will be determined on the date that the substantial risk of forfeiture expires, unless a Section 83(b) election is made to include the excess value in income immediately after the acquisition, in which case fair market value will be determined on the date of the acquisition. Generally, we will be entitled to a federal income tax deduction in the same taxable year that the holder recognizes income. We will be required to withhold income taxes with respect to income reportable pursuant to Section 83 by a holder. The basis of the shares acquired by an option holder will be equal to the exercise price of those shares plus any income recognized pursuant to Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be long term if the stock has been held for more than 12 months from the date the substantial risk of forfeiture lapsed or, if a Section 83(b) election is made, more than 12 months from the date the shares were acquired. The maximum federal capital gains tax rate currently is 20% for property held more than 12 months.

         If an option holder transfers a nonqualified option as a gift in a non-arm's length transfer, neither the option holder nor the transferee will realize taxable income at the time of transfer. Upon the subsequent exercise of the option by the transferee, the option holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise. If an option holder makes a gift of an option and surrenders all dominion and control of the option, the gift should be complete for federal gift tax purposes at the time of transfer and should be valued at that time or, if later, at the time the option becomes vested. For gift and estate tax purposes, the gift on an option would generally cause the option and the shares of common stock acquired upon exercise to be excluded from the option holder's estate. Special rules may apply if the option holder makes a gift of an award to a charity or to a "living trust" under which the option holder retains the right to revoke the trust or substantially alter its terms.

RATIFICATION BY SHAREHOLDERS OF THE 2000 PLAN

         Approval of the 2000 Plan will require the affirmative vote of the holders of a majority of our outstanding shares of Common Stock present in person or by proxy at the meeting. Upon approval of the 2000 Plan by our shareholders, any awards granted pursuant to the 2000 Plan prior to shareholder approval will remain valid and unchanged. In the event that the 2000 Plan is not approved by our shareholders at the meeting, any awards granted pursuant to the 2000 Plan will automatically terminate and be forfeited to the same extent and with the same effect as though the 2000 Plan had never been adopted, and we will not make any further grants of awards under the 2000 Plan.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Our Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending September 30, 2000 and recommends that the shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our Board of Directors will reconsider its selection. We anticipate that representatives of Arthur Andersen LLP will be present at the meeting. These representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholder proposals that are intended to be presented by such shareholders at our annual meeting of shareholders to be held during calendar 2001 must be received by us no later than November 1, 2000, in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2001, except in circumstances where (a) we receive notice of the proposed matter no later than January 15, 2001 and (b) the proponent complies with the other requirements set forth in Rule 14a-4.

                                  OTHER MATTERS

         We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

                                                        Dated: February 29, 2000

                                   APPENDIX A

                       ACTION PERFORMANCE COMPANIES, INC.
                             2000 STOCK OPTION PLAN


            ADOPTED BY THE BOARD OF DIRECTORS AS OF JANUARY 27, 2000

         1. PURPOSE. The purpose of this 2000 Stock Option Plan (the "Plan") is to attract, retain and motivate employees, directors, and independent contractors by providing them with the opportunity to acquire a proprietary interest in ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the "Company") and to link their interest and efforts to the long-term interests of the Company's shareholders.

         2. PLAN ADMINISTRATION

                  2.1 IN GENERAL. The Plan shall be administered by the Company's Board of Directors (the "Board"). Except for the power to amend the Plan as provided in Section 12, the Board, in its sole discretion, may delegate all or any portion of its authority and duties under the Plan to one or more committees appointed by the Board and consisting of at least one member of the Board, under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the Plan shall be referred to as the "Plan Administrator." Except as otherwise explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to awards (as described in Section 5) under the Plan, including the selection of the individuals to be granted awards, the time or times of grant, the type of awards, the number of shares of the Company's common stock ("Common Stock") subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award. To the extent that the Plan Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the awards in jurisdictions outside the United States, the Plan Administrator will have the authority and discretion to modify those restrictions as the Plan Administrator determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Plan Administrator shall have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any award agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. In controlling and managing the operation and administration of the Plan, the Plan Administrator shall take action in a manner that conforms to the articles of incorporation and bylaws of the Company, as amended from time to time, and applicable state law. All decisions made by the Plan Administrator pursuant to the Plan and related orders and resolutions shall be final, conclusive, and binding on all persons.

                  2.2 RULE 16b-3 AND CODE SECTION 162(m). Notwithstanding any provision of this Plan to the contrary, only the Board or a committee composed of two or more "Non-Employee Directors" may make determinations regarding grants of awards to officers, directors, and 10% shareholders of the Company. For purposes of this Plan, the term "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Plan Administrator shall have the authority and discretion to determine the extent to which awards will conform to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to take such action, establish such procedures, and impose such restrictions as the Plan Administrator determines to be necessary or appropriate to conform to such requirements.

                  2.3 OTHER PLANS. The Plan Administrator also shall have authority to grant awards as an alternative to, as a replacement of, or as the form of payment for grants or rights earned or due under the Plan or other compensation plans or arrangements of the Company or a subsidiary of the Company, including the plan of any entity acquired by the Company or a subsidiary of the Company.

         3. ELIGIBILITY. Any employee, proposed employees, and independent contractors who provide valuable services to the Company shall be eligible to receive awards under the Plan. Directors who are not employees of the Company shall be eligible to receive awards only pursuant to the provisions of Section 6 of the Plan. An award may be granted to a proposed employee prior to the date the proposed employee first performs services for the Company, provided that such awards shall not become vested prior to the date the employee first performs such services. Subject to the foregoing, the Plan Administrator, in its discretion, may grant any award permitted under the provisions of the Plan to any eligible person and may grant more than one award to any eligible person. For purposes of the Plan, the "Company," with respect to all awards under the Plan other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant interest, as determined by the Plan Administrator. With respect to Incentive Stock Options (as defined in Section 5.2), the "Company" includes any parent or subsidiary of the Company as defined in Section 424 of the Code.

         4. SHARES SUBJECT TO THE PLAN

                  4.1 NUMBER AND SOURCE. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Plan Administrator may from time to time determine. Subject to the provisions of
Section 4.3, the number of shares of Common Stock for which awards may be granted under the Plan (including shares that may be issued upon exercise of options that are intended to be Incentive Stock Options) shall not exceed in the aggregate seven percent (7%) of the issued shares of Common Stock of the Company as of the Approval Date (as defined in Section 18); provided that, if the number of issued shares of Common Stock is increased after the Approval Date, the maximum number of shares of Common Stock for which awards may be granted under the Plan shall be increased by seven percent (7%) of such increase. Subject to adjustment as provided in Section 4.3, the aggregate number of shares that may be issued under the Plan (including shares that may be issued upon exercise of options that are intended to be Incentive Stock Options) shall not exceed 2,000,000 shares. The aggregate number of shares that may be covered by awards granted to any one individual in any year shall not exceed 25% of the total number of shares that may be issued under the Plan.

                  4.2 SHARES AVAILABLE. Any shares subject to an award granted under the Plan that are not delivered because the award is forfeited, terminated or canceled or any shares of Common Stock that are not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan and shall again be available for the granting of awards under the Plan. If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

                  4.3 ADJUSTMENT OF SHARES AVAILABLE. The Plan Administrator shall have authority to proportionately adjust the aggregate number and type of shares available for awards under the Plan, the maximum number and type of shares that may be subject to awards to any individual under the Plan, the number and type of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options outstanding under the Plan for any increase or decrease in the number of issued shares of Common Stock resulting from the payment of any stock dividend or from any stock split, split-up, combination or exchange of shares, consolidation, spin-off, reorganization, or recapitalization of shares or any like capital adjustment.

                  4.4 CHANGE OF CONTROL. In the event of a Change of Control of the Company (as defined below), any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested in full upon consummation of the Change of Control. The exercise and/or vesting of any award that is permissible solely by reason of this Section 4.4 shall be conditioned upon the consummation of the Change of Control. Any awards that are not exercised upon consummation of the Change of Control shall terminate and cease to be outstanding effective as of the date of the Change of Control. Unless otherwise determined by the Board, a "Change of Control" shall be deemed to have occurred in the event of any of the following:

                           (a) any "person" (as such term is used in Section
13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 25 percent or more of the total voting power of the Company's then-outstanding stock;

                           (b) a tender offer (for which a filing has been made
with the SEC that purports to comply with the requirements of Section 14(d) of the 1934 Act and the corresponding SEC rules) is made for the stock of the Company; provided, that in case of a tender offer described in this Section 4.4(b), the Change in Control will be deemed to have occurred upon the first to occur of (i) any time during the offer when the person (using the definition in Section 4.4(a) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's outstanding stock, or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by such person, stock with 50 percent or more of the total voting power of the Company's outstanding stock when the offer terminates;

                           (c) the direct or indirect sale or exchange by the
shareholders of the Company of all or substantially all of the stock of the Company if the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

                           (d) a merger or consolidation if the shareholders of
the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation (regardless of whether the Company is the surviving corporation);

                           (e) the sale, exchange or transfer of all or
substantially all of the assets of the Company to any person other than a parent or subsidiary of the Company;

                           (f) a liquidation or dissolution of the Company to
any person other than a parent or subsidiary of the Company; or

                           (g) individuals who were the Board's nominees for
election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

         5. DISCRETIONARY AWARDS

                  5.1 TYPES OF DISCRETIONARY AWARDS. The Plan Administrator shall have authority to make discretionary grants of awards under the Plan to all eligible persons other than non-employee directors of the Company. Discretionary awards granted under the Plan shall be either Incentive Stock Options or Nonqualified Stock Options (as defined in Section 5.2).

                  5.2 STOCK OPTIONS. The Plan Administrator may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options" that do not comply with the provisions of Section 422 of the Code or any successor statutory provision. The price for which shares may be purchased upon exercise of a particular option shall be determined by the Plan Administrator at the time of grant; provided that, the exercise price of an option shall not be less than 100% of the Fair Market Value (as defined in Section 13) of the Common Stock on the date such option is granted (110% of the Fair Market Value if options are intended to be Incentive Stock Options and are granted to a shareholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company). The Plan Administrator shall set the term of each stock option, but no option shall be exercisable more than 10 years after the date such option is granted (five years if the option is an Incentive Stock Option granted to a shareholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company). In addition, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options. An optionholder and the Plan Administrator can agree at any time to convert an Incentive Stock Option to a Nonqualified Stock Option.

                  5.3 PAYMENT; DEFERRAL. Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock (valued at Fair Market Value) or the granting of replacement awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions, and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

                  5.4 INDIVIDUAL AWARD AGREEMENTS. Stock options shall be evidenced by agreements between the Company and the recipient in such form and content as the Plan Administrator from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan. Such individual agreements may contain such provisions or conditions as the Plan Administrator deems necessary or appropriate to effectuate the sense and purpose of the Plan and may be amended from time to time in accordance with the terms thereof.

         6. AUTOMATIC GRANT PROGRAM.

                  6.1 AMOUNT AND DATE OF GRANT. During the term of the Plan, the Company shall make automatic grants of options ("Automatic Options") in the form of Nonqualified Stock Options to each Board member who is not employed by the Company, whether or not such person is a Non-Employee Director as referred to in
Section 2.2, (each an "Eligible Director") as follows:

                           (a) INITIAL DIRECTOR GRANTS. On the Approval Date,
the Company shall grant an Automatic Option to acquire 8,000 shares of Common Stock to each Eligible Director serving as a member of the Board as of such date.

                           (b) NEW DIRECTOR GRANTS. On the Initial Grant Date
(as defined below), each new member of the Board who is an Eligible Director and who has not previously received an Automatic Option under Section 6.1(a), this
Section 6.1(b), or under the Company's 1993 Stock Option Plan shall be granted an Automatic Option to acquire 10,000 shares of Common Stock for so long as shares of Common Stock are available under Section 4.1 hereof. The "Initial Grant Date" shall be the date that an Eligible Director is first appointed or elected to the Board.

                           (c) ANNUAL GRANTS. Each year on the Annual Grant Date
(as defined below), an Automatic Option to acquire 8,000 shares of Common Stock shall be granted to each Eligible Director for so long as shares of Common Stock are available under Section 4.1 hereof. The "Annual Grant Date" shall be the date of the Company's annual meeting of shareholders held in each year commencing as of the first annual meeting occurring after the Approval Date. Any Eligible Director who was granted an Automatic Option under Section 6.1(b) within 90 days prior to an Annual Grant Date shall be ineligible to receive an Automatic Option pursuant to this Section 6.1(c) on such Annual Grant Date.

                  6.2 EXERCISE PRICE. The exercise price per share of Common Stock subject to each Automatic Option granted under this Section 6 shall be equal to 100 percent of the Fair Market Value per share of the Common Stock on the date such Automatic Option is granted, as determined in accordance with
Section 13.

                  6.3 VESTING. Each Automatic Option granted pursuant to this
Section 6 shall vest and become exercisable immediately on the date of grant.

                  6.4 TERM OF AUTOMATIC OPTIONS. Each Automatic Option shall expire on the tenth anniversary (the "Expiration Date") of the date on which such Automatic Option is granted. Should a holder of an Automatic Option cease, for any reason other than death, to serve as a member of the Board, then the option holder shall have 90 days measured from the date of such cessation of Board service in which to exercise his or her unexercised Automatic Options. Should an option holder die while serving as a Board member or within 90 days after cessation of Board service, then the personal representative of the option holder's estate (or the person or persons to whom the Automatic Option is transferred pursuant to the option holder's will or in accordance with the laws of the descent and distribution) shall have a one-year period measured from the date of the option holder's cessation of Board service (or such longer period as may be determined by the Plan Administrator in its discretion) in which to exercise any unexercised Automatic Options. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.

                  6.5 OTHER TERMS. Except as expressly provided otherwise in this Section 6, an Automatic Option shall be subject to all of the terms and conditions of the Plan, provided that Eligible Directors shall not be entitled to receive other awards under the Plan. Eligible Directors shall, however, be entitled to receive awards under other plans of the Company in accordance with the terms and conditions thereof.

         7. AWARD EXERCISE

                  7.1 PRECONDITION TO STOCK ISSUANCE. Options shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Plan Administrator. No shares shall be delivered pursuant to the exercise of any stock option, in whole or in part, until payment in full of the option price thereof (in cash or stock as provided in Section 7.3) is received by the Company. No holder of an option, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such option or right is exercised, the full exercise price is paid, and such shares are issued.

                  7.2 NO FRACTIONAL SHARES. No stock option may at any time be exercised with respect to a fractional share.

                  7.3 FORM OF PAYMENT. An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment (as described below), (c) cashless exercises (as described below), (d) any combination of the above, or (e) such other means as the Plan Administrator may approve.

                           (i) STOCK-FOR-STOCK PAYMENT. Any optionee who owns
Common Stock may use such shares as a form of payment to exercise stock options granted under the Plan. The Plan Administrator, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock acceptable to the Plan Administrator and having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of shares having a Fair Market Value less than the exercise price, the option holder must pay the difference in cash.

                           (ii) CASHLESS EXERCISES. The Plan Administrator may
permit an option holder to elect to pay the exercise price upon the exercise of an option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

                  7.4 FORM AND TIME OF EXERCISES. Unless otherwise specified herein, each exercise required or permitted to be made by any option holder or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Plan Administrator at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Plan Administrator shall require.

         8. TRANSFERABILITY. Any Incentive Stock Option granted under the Plan shall, during the recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award under the Plan and any of the rights and privileges conferred thereby shall not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award shall be exercisable during the recipient's lifetime only by the recipient.

         9. WITHHOLDING TAXES; OTHER DEDUCTIONS. All distributions under the Plan are subject to withholding of all applicable taxes, and the Plan Administrator may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Company shall have the right to deduct from any settlement of an award granted under the Plan, including the delivery or vesting of shares,
(a) an amount of cash or shares of Common Stock having a value sufficient to cover withholding as required by law for any federal, state or local taxes, and
(b) any amounts due from the recipient of such award to the Company or to any parent or subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations. The Plan Administrator also may, in its discretion, permit the holder of an award to deliver to the Company, at the time the award is exercised or vests, one or more shares of Common Stock previously acquired by such individual (other than pursuant to the transaction triggering the taxes) with an aggregate Fair Market Value up to or equal to (but not in excess of) the amount of the taxes incurred in connection with such exercise or vesting.

         10. TERMINATION OF SERVICES.

                  10.1 DEFINITION OF "SERVICE." For purposes of the Plan, unless it is evidenced otherwise in the option agreement with the holder, the holder is deemed to be in "Service" to the Company so long as such individual renders continuous services on a periodic basis to the Company (or to any parent or subsidiary) in the capacity of an employee, director, or an independent consultant or advisor. In the discretion of the Plan Administrator, an option holder will be considered to be rendering continuous services to the Company even if the type of services change, e.g., from employee to independent consultant. An option holder will be considered to be an employee for so long as such individual remains in the employ of the Company or one or more parent or subsidiary of the Company.

                  10.2 TERMINATION OF INCENTIVE STOCK OPTIONS.

                           (a) TERMINATION OF SERVICE OTHER THAN DISABILITY OR
DEATH. If any option holder ceases to be in Service to the Company for any reason other than permanent disability or death and any vested option held by such person is an Incentive Stock Option, then such holder may, within three months after the date of termination of such Service, but in no event after the stated expiration date of such Incentive Stock Option, exercise some or all of the Incentive Stock Options that the holder was entitled to exercise on the date the holder's Service terminated; provided, that if the option holder is discharged for "Cause" (as defined below) or commits acts detrimental to the Company's interests after the Service of the option holder has been terminated, then the Incentive Stock Options shall immediately be void for all purposes. "Cause" shall mean a termination of Service based upon a finding by the Plan Administrator that the option holder (i) has willfully engaged in conduct involving dishonesty, fraud, theft or embezzlement; (ii) within a reasonable period of time after written notice and demand for substantial performance is delivered by the Company, has repeatedly failed or refused, in a material respect, to follow reasonable policies or directives established by the Company;
(iii) within a reasonable period of time after written notice and demand for substantial performance is delivered by the Company, has willfully and persistently failed to attend to his or her material duties or obligations with the Company (other than any such failure as a result of the option holder's disability, as defined in Section 10.2(b); (iv) has willfully performed an act, or willfully failed to act, where such act or failure to act is demonstrably and materially injurious to the Company, monetarily or otherwise; (v) has engaged in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Plan Administrator, the option holder's credibility and reputation no longer conform to the standard of the Company's employees; or (vi) has misrepresented or concealed a material fact for purposes of securing employment with the Company. For purposes of this Section 10.2, no act or failure to act on the part of an option holder shall be deemed "willful" unless the Plan Administrator reasonably determines that the act was done or omitted to be done by the option holder not in good faith and without a reasonable belief that the option holder's action or omission was in the best interest of the Company. Any written notice and demand required by this Section
10.2 shall identify, with reasonable specificity, the manner in which the Company believes the option holder has failed to follow the Company's policies and directives or has failed to attend to his or her material duties.

                           (b) DISABILITY OF OPTION HOLDER. If any option holder
ceases to be in Service to the Company by reason of permanent disability within the meaning Section 22(e)(3) of the Code (as determined by the Plan Administrator), the holder shall for a period of one year after the date of termination of Service, but in no event after the stated expiration date of the holder's Incentive Stock Options, be entitled to exercise Incentive Stock

Options that the holder was entitled to exercise on the date the holder's Service terminated as a result of the disability.

                           (c) DEATH OF OPTION HOLDER. If an option holder dies
while in the Company's Service, any vested Options that are Incentive Stock Options that the option holder was entitled to exercise on the date of death will be exercisable for a period of one year (or such longer period as may be determined by the Plan Administrator in its discretion) after such date or until the stated expiration date of the option holder's Incentive Stock Options, whichever occurs first, by the person or persons to whom the option holder's rights pass under a will or by the laws of descent and distribution.

                  10.3 TERMINATION OF NONQUALIFIED OPTIONS. Any Nonqualified Options that are exercisable at the time an option holder ceases to be in Service to the Company shall remain exercisable for such period of time thereafter as determined by the Plan Administrator in its discretion. In the absence of any provision in the documents evidencing such options or other determination by the Plan Administrator, the options shall remain exercisable pursuant to the terms of Section 10.2 of the Plan.

         11. TERM OF THE PLAN. The Plan shall become effective as of January 27, 2000 and shall remain in full force and effect through January 27, 2010, subject to shareholder approval pursuant to Section 18, and unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

         12. PLAN AMENDMENT AND TERMINATION; BIFURCATION OF THE PLAN. The Board may, without action on the part of the Company's shareholders, amend, change, make additions to, or suspend or terminate the Plan as it may, from time to time, deem necessary or appropriate and in the best interests of the Company; provided that the Board may not, without the consent of the applicable option holders, take any action that disqualifies any option previously granted under the Plan for treatment as an Incentive Stock Option or which adversely affects or impairs the rights of the holder of any option outstanding under the Plan; and further provided that, except as provided in Section 4.3, the Board may not, without the approval of the Company's shareholders, (a) increase the aggregate number of shares of Common Stock subject to the Plan, (b) reduce the exercise price at which options may be granted, (c) extend the term of the Plan, (d) enlarge the class of persons eligible to receive awards under the Plan, (e) materially increase the benefits accruing to participants under the Plan, or (f) if such approval is required (i) to comply with Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code. Notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers, directors or shareholders subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants

         13. FAIR MARKET VALUE. For purposes of the Plan, the "Fair Market Value" of a share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                  13.1 If the Common Stock is at the time listed or admitted to trading on any stock exchange or the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question as reported on the stock exchange or trading market determined by the Plan Administrator to be the primary market for the Common Stock. If there is no reported sale of Common Stock on such exchange or trading market on the date in question, then the Fair Market Value shall be the closing selling price on the exchange or trading market on the last preceding date for which such quotation exists.

                  13.2 If the Common Stock is not at the time listed or admitted to trading on any stock exchange or the Nasdaq Stock Market, but is traded in over-the-counter market, the Fair Market Value shall be the closing selling price (or, if such information is not available, the average of the highest bid and lowest asked prices) per share of Common Stock on the date in question in the over-the-counter market. If there is no reported closing selling price (or bid and asked prices) for the Common Stock on the date in question, then the closing selling price (or the average of the highest bid price and lowest asked price) on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

                  13.3 If the Common Stock at the time is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate, including one or more independent professional appraisals.

         14. NO REPRICING WITHOUT SHAREHOLDER APPROVAL. No stock options granted under the Plan may be repriced without the approval of the shareholders of the Company within 12 months of such repricing. Shareholder approval shall be evidenced by the affirmative vote of the holders of the majority of the shares of the Company's capital stock present in person or by proxy and voting at the meeting. For purposes of the Plan, "repricing" shall include amendments to stock options that reduce the exercise price of such options, as well as those situations in which new options are issued to an option holder in place of cancelled options, and which would be reportable in the repricing table of the Company's proxy statement for its annual meeting of shareholders.

         15. GENERAL RESTRICTIONS. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange, the Nasdaq Stock Market, or similar entity. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Nasdaq Stock Market, or similar entity.

         16. PLAN NOT EXCLUSIVE. This Plan is not intended to be the exclusive means by which the Company may issue awards to acquire its Common Stock.

         17. GOVERNING LAW. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Arizona.

         18. APPROVAL BY SHAREHOLDERS. This Plan shall be submitted to the shareholders of the Company for their approval at a regular or special meeting to be held within 12 months after the adoption of this Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and voting at the meeting. The date on which the shareholders approve the plan shall be the "Approval Date" of the Plan. If the shareholders decline to approve this Plan at such meeting or if this Plan is not approved by the shareholders within 12 months after its adoption by the Board, this Plan (and all awards granted hereunder) shall automatically terminate to the same extent and with the same effect as though this Plan had never been adopted. If this Plan is approved by shareholders, all awards granted under the Plan to persons who are "Affiliates" of the Company (as defined under the Securities Act of 1933, as amended) shall be deemed acquired on the date such approval is obtained.

         19. LIMITATION OF IMPLIED RIGHTS. Neither an option holder nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. An option holder shall have only a contractual right to the common stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any subsidiary, and nothing contained in the Plan shall constitute sufficient to pay any benefits to any person. The Plan does not constitute a contract of employment, and selection as to receive any aware under the Plan will not give any participating employee the right to be retained in the employ of the Company or any subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       ACTION PERFORMANCE COMPANIES, INC.

                       2000 ANNUAL MEETING OF SHAREHOLDERS

         The undersigned shareholder of ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated February 29, 2000, and hereby appoints Fred W. Wagenhals and David A. Husband, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of ACTION PERFORMANCE COMPANIES, INC., to be held on Thursday, March 30, 2000, at 9:00 a.m., local time, at The Fiesta Inn, 2100 S. Priest Drive, Tempe, Arizona 85282, and at any adjournment or adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

                 (Continued and to be signed on the other side.)

|X|               PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                                                         WITHHOLD
                            FOR all nominees             AUTHORITY
                        listed at right (except   to vote for all nominees
                             as indicated)           listed at right          NOMINEES:
1.    ELECTION
      OF                          |_|                      |_|                       Fred W. Wagenhals
      DIRECTORS:                                                                     Tod J. Wagenhals
                                                                                     Melodee L. Volosin
                                                                                     John S. Bickford, Sr.
                                                                                     Paul G. Lang
                                                                                     Jack M. Lloyd
                                                                                     Robert H. Manschot
                                                                                     Edward J. Bauman
                                                                                     Herbert M. Baum

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list at right.

2.    Proposal to approve the Company's 2000 Stock Option Plan.

      |_|  FOR                   |_|  AGAINST           |_|  ABSTAIN

3. Proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending September 30, 2000.

      |_|  FOR                   |_|  AGAINST           |_|  ABSTAIN

and upon such matters that may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR APPROVAL OF THE 2000 STOCK OPTION PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

   SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature                                                                                Dated:                 , 2000
         ---------------------------------   ----------------------------------------          -----------------
                                                      Signature if held jointly


NOTE: (THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHAREHOLDERS SHOULD SIGN.)